Global General Technologies Announces Signing of Asset Purchase Agreement with SmartWear Technologies

Combination Will Speed Innovation, Competition and Convergence of Perimeter Security Solutions and RFID Security Technology, 2008 Revenue Forecasted at $10 Million

MIAMI, FL--(MARKET WIRE)—April 10, 2008 -- Global General Technologies, Inc.
(OTC: GLGT) announced today the signing of an asset purchase agreement with privately-held SmartWear Technologies. The company filed an 8-k with the SEC delineating details of the agreement today.

Terms of the asset purchase agreement include convertible preferred stock issued to SmartWear in exchange for SmartWear’s assets and the combined companies' equity will continue to trade under the symbol "GLGT". Global General is currently completing its audit in preparation for re-applying to the OTC Bulletin Board exchange in the near future.

Global General Technologies, Inc. has been developing Intelligent Video surveillance technology with an innovative perimeter defense security system with commercial interest already identified in India, China and Japan.

SmartWear Technologies, with 2007 revenue of $2.3 Million and a 2008 forecast of $10.0 Million in revenue, is a global leader in the rapidly growing market sector of scalable, proprietary RFID, GPS and Biometric-based security products and services. Various markets including homeland security and personal safety are addressed through patented and proprietary technologies.

Gary Stroud, CEO of Global, said, “The execution of this transaction is a serious and substantial commitment to a new direction and significantly enhances the capacity of the two companies to apply valuable industry experience to address new opportunities, respond to significant technical challenges and innovate and deliver broad-reaching products and technologies to the Security market.”

Bob Reed, CEO of SmartWear, added, "It is very gratifying to finally complete our asset sale to Global General.   We can now move forward in developing GLGT into a total solutions provider of security applications. We had identified Global General's innovative video surveillance technology, known as the ‘Silent Soldier’, as a valuable addition to our already robust technology portfolio. Now with this strategic relationship, I look forward to announcing a number of significant corporate developments to our shareholders in the near future and on an ongoing basis."  Mr. Reed, added, "We continue to have high confidence in our 2008 revenue forecast of $10 Million due to our access to working capital, management talent and significant corporate partnerships and alliances already in place.”

To be added to the company’s e-mail database for press releases and industry updates, investors are invited to send an e-mail to ir@globalgeneraltechnologies.com

About SmartWear Technologies (www.smartweartechnologies.com)

SmartWear technologies, a leading developer of patented RFID solutions for security, identification, health care and asset tracking applications with partnerships and strategic alliances worldwide, is a global leader for scalable, proprietary RFID, GPS and Biometric based security products and services. SmartWear Technologies provides security, asset protection and health care solutions through the use of RFID, GPS and Biometric patented applications.

About Global General Technologies, Inc. ( www.globalgeneraltechnologies.com )

Global General Technologies, Inc. has operated in the past in the Intelligent Video surveillance market with an innovative perimeter defense security system. There is no known competitor that has implemented a totally integrated intelligent communications solution. Through its wholly owned subsidiary, H7 Security Systems, Inc., Global General Technologies offers a high quality, durable intelligent surveillance system for perimeter defense security known as the “Silent Soldier”. The system utilizes video, sound, seismic and thermal sensors and satellite technology with all components integrated through the proprietary Intelligent Communication Node (ICN) technology providing a real-time intelligent command and control system.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.

Contact:

     Contact:
     Global General Technologies, Inc.
     Ir@globalGeneralTechnologies.com
     800-936-3204 Ext701